Exhibit 99.1

Astra announces Spacecraft Engine Contract with Astroscale

Astra propulsion systems to be used in Astroscale’s space sustainability spacecraft platform

ALAMEDA, CA – October 13, 2022. Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) today announced that it has reached an agreement with Astroscale Holdings Inc (“Astroscale”), the market leader in satellite servicing and long-term orbital sustainability across all orbits, to provide Astra Spacecraft Engines™ for its space sustainability spacecraft platform, ELSA-M, that can safely and responsibly capture and retire multiple client satellites in a single mission.

The ELSA-M satellite servicer will be designed and optimised to remove multiple pieces of debris from LEO in a single orbital mission. The development of the ELSA-M commercial service is supported by the UK Space Agency and European Space Agency as part of the ESA Sunrise programme.

“The Astra Spacecraft Engine’s flight heritage, reliability, and scalability were critical factors in selecting Astra as we prepare our ELSA-M platform for important customer missions, and we look forward to continue building a strong relationship with Mike and his team ” said Ian Vanoorschot, Astroscale’s Global Head Of Procurement

“Astra and Astroscale share common values in making space sustainable,” said Mike Cassidy, Vice President of Product Management. “This agreement expands our customer base to Europe, where we see growing demand in Spacecraft Engine capability.”

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About Astra

Astra’s mission is to improve life on Earth from space® by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world, and one of the industry’s first flight-proven electric propulsion systems for satellites, Astra Spacecraft EngineTM. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

About Astroscale

Astroscale is the first private company with a vision to secure the safe and sustainable development of space for the benefit of future generations, and the leading company dedicated to on-orbit servicing across all orbits.

Founded in 2013, Astroscale is developing innovative and scalable solutions across the spectrum of on-orbit servicing, including life extension, in situ space situational awareness, end-of-life, and active debris removal, to create sustainable space systems and mitigate the growing and hazardous build-up of debris

Exhibit 99.1

in space. Astroscale is also defining business cases and working with government and commercial stakeholders to develop norms, regulations, and incentives for the responsible use of space.

Headquartered in Japan, Astroscale has an international presence with subsidiaries in the United Kingdom, the United States, Israel, and Singapore.

Astroscale Ltd., the U.K. and European subsidiary of Astroscale Holdings Inc. (“Astroscale”), has been defining the business case for debris removal services since 2017, leading the Mission Operations and commercialisation of the companies End-of-Life services, including developing the ELSA-d Mission Operations, the ELSA-M multi-client service and the Astroscale Docking Plate. The team has rapidly grown to over 100 employees, with new offices and satellite manufacturing facilities within the Zeus building complex located on Harwell Science and Innovation Campus, Space Cluster, Oxfordshire, UK.

Astroscale is a rapidly expanding venture company, working to advance safe and sustainable growth in space and solve a growing environmental concern.

Find out more at www.astroscale.com

Astra Media Contact:
press@astra.com

Astra Investor Contact:
investors@astra.com